As filed with the Securities and Exchange Commission on October 15, 1996.
                                                     Registration No. 333-12773
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549
                                --------------

                              AMENDMENT NO. 2 TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                --------------
                                 EQUIMED, INC.
            (Exact Name of Registrant as Specified in Its Charter)

            Delaware                         8099                 25-1668112
(State or other jurisdiction of  (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)   Classification Code Number)   Identification
                                                               Number)

                               3754 LaVista Road
                          Tucker, Georgia 30084-5637
                                (404) 320-6211
         (Address, including zip code, and telephone number, including
            Area Code, of registrant's principal executive offices)

                               Larry W. Pearson
                     President and Chief Executive Officer
                                 EquiMed, Inc.
                               3754 LaVista Road
                          Tucker, Georgia 30084-5637
                                (404) 320-6211

           (Name, address, including zip code, and telephone number, including area code, or agent for service)

                                --------------

                                  Copies to:

                             Justin P. Klein, Esq.
                           Gerald J. Guarcini, Esq.
                       Ballard Spahr Andrews & Ingersoll
                        1735 Market Street, 51st Floor
                     Philadelphia, Pennsylvania 19103-7599
                                (215) 665-8500

                                --------------

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this Registration Statement.

                                --------------

        If the securities being registered on this form are being offered in connection with the formation of a holding company and are in compliance with General Instruction G. check the following box. /[_]/

                                --------------

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                Subject to Completion; Dated October 15, 1996

PROSPECTUS
----------


                                 EQUIMED, INC.

                       10,000,000 SHARES OF COMMON STOCK

     This Prospectus covers 10,000,000 shares of Common Stock, par value $.0001 per share, of EquiMed, Inc., a Delaware corporation, (the "Company" or "EquiMed") which the Company may issue from time to time in connection with its direct and indirect acquisition of securities and assets of other businesses. The Company expects that the terms upon which it may issue the shares will be determined through negotiations with the shareholders or principal owners of the businesses whose securities or assets are acquired. It is expected that the shares that are issued will be valued at prices reasonably related to market prices for the Common Stock prevailing either at the time an acquisition agreement is executed or at the time an acquisition is consummated. In addition, the Company may issue shares in satisfaction of currently outstanding or as yet unissued notes or warrants of the Company which have been or may be issued in connection with acquisitions, which notes or warrants are convertible into or exercisable for shares of Common Stock of the Company.

     The Company's Common Stock is traded on the Nasdaq National Market ("Nasdaq") under the symbol "EQMD". Application will be made to list the shares offered hereby on Nasdaq. The last reported sale price of the Common Stock on Nasdaq on October 14, 1996 was $7.63 per share.

     All expenses of this offering will be paid by the Company. No underwriting discounts or commissions will be paid in connection with the issuance of shares, although finder's fees may be paid with respect to specific acquisitions. Any person receiving a finder's fee may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended.

                             ----------------------

        PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE DISCUSSION CAPTIONED "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS

THE SECURITIES TO WHICH THIS PROSPECTUS RELATES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


              The date of this Prospectus is October __, 1996.

                             AVAILABLE INFORMATION

     The Company is a reporting company subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information concerning the Company filed with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at its office at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Regional Offices of the Commission at Seven World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Common Stock is quoted on the Nasdaq National Market System. Such reports, proxy and information statements and other information can also be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed a registration statement on Form S-4 (herein, together with all amendments and exhibits thereto, the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered pursuant to this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits filed as a part thereof. Statements contained herein concerning any document filed as an exhibit are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, filed by the Company (File No. 0-27456), are hereby incorporated herein by reference:

     (a) The Company's annual report on Form 10-K for the fiscal year ended December 31, 1995.

     (b) The Company's quarterly report on Form 10-Q for the period ended March 31, 1996.

     (c) The Company's quarterly report on Form 10-Q for the period ended June 30, 1996, as amended by the Form 10-Q/A filed on September 24, 1996.

     (d) The Company's Current Report on Form 8-K filed on April 2, 1996, as amended by the amended Current Report on Form 8-K/A filed on June 3, 1996.

     (e) The Company's Current Report on Form 8-K filed on April 18, 1996, as amended by the amended Current Report on Form 8-K/A filed on June 17, 1996.

     (f)  The Company's Current Report on Form 8-K filed on September 24, 1996.

     (g) The Company's Current Report on Form 8-K filed on October 10, 1996, as amended by the amended Current Report of Form 8-K/A filed on October 15, 1996.

     (h) The description of the Company's Common Stock which is contained in the Company's Registration Statement on Form 8-A filed under the Exchange Act, including any amendment or reports filed for the purpose of updating such description.

      All other documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference and to be a part of this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon oral or written request of any such person, a copy of any or all of the documents incorporated herein by reference, other than the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Written and oral requests should be directed to R. Lee Robinson, Secretary, EquiMed, Inc., 3754 LaVista Road, Tucker, Georgia 30084-5637, (404) 320-6211.

                                    SUMMARY

     The information contained in this summary is qualified in its entirety by, and should be read in conjunction with, the detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus or incorporated herein by reference.



                                  THE COMPANY

          EquiMed is a national physician practice management company which currently provides for high-quality oncology and ophthalmology services through its networks of specialty medical providers located in 19 states. The Company currently owns or manages 35 radiation oncology and 21 ophthalmology centers, including ten ophthalmic ambulatory surgery centers ("ASCs"). As of June 30, 1996, the professional corporations and physician groups affiliated with the Company employed 41 oncologists and 73 ophthalmologists and optometrists.

          Recently, the Company made a strategic decision to sell to a third party its ophthalmology-related business, which during the first six months of 1996 contributed approximately $510,000 of the Company's $3,092,000 net income. On October 7, 1996, the Company entered into an Asset Purchase Agreement with Physicians Resource Group, a Delaware corporation ("PRG"), and PRG's wholly-owned subsidiary, PRG Georgia, Inc., a Delaware corporation ("PRG Georgia"), providing for the sale by the Company and the purchase by PRG Georgia of the ophthalmology physician practice management and ambulatory surgery center business of the Company (the "Transaction"). The consideration to be provided by PRG Georgia to the Company at closing is $54,563,000 in cash plus the assumption of an estimated $14,300,000 of liabilities related to the Company's ophthalmology business. Additional contingent consideration may be paid to the Company based upon future ophthalmology-related acquisitions. If the Company were to receive only the minimum consideration of $54,563,000 in cash and elimination of an estimated $14,300,000 in liabilities related to the probable disposition of the ophthalmology business, then an after-tax loss of approximately $34,142,000 would be incurred. This loss, however, would be reduced by any contingent consideration received by the Company for additional acquisitions consummated by April 30, 1997. The Company will recognize any such contingent consideration when realized. The consummation of the Transaction is subject to receipt of certain regulatory and other approvals and other customary conditions. In addition, the parties have certain rights to terminate the Transaction under certain circumstances. Accordingly, there can be no assurance that the Transaction will be consummated.

          Currently, the Company believes that the market for oncology services in the United States is large and growing. The National Cancer Institute estimates that total cancer costs, including lost productivity and mortality costs, were approximately $109 billion in 1994, with direct medical costs constituting approximately $35 billion of that total. The National Cancer Institute estimates that approximately one-third of all Americans will develop cancer, with approximately 20% receiving multiple courses of radiation therapy. During the third quarter of 1996, the Company instituted a program to develop cosmetic laser centers which will provide image enhancement services. Image enhancement services include procedures for the removal of wrinkles, pigment lesion, tattoos, age spots and veins on the nose and face. While the Company believes that the market for cosmetic procedures is large, it does not anticipate significant revenues from these services during 1996.


          The Company's strategy is to continue to grow its physician networks through increased penetration of existing markets and expansion into new markets by: (i) acquiring and affiliating with physicians and physician groups; (ii) developing and forming specialty independent practice associations ("IPAs") and management service organizations ("MSOs"); (iii) contracting with health maintenance organizations ("HMOs") and other managed care organizations; and
(iv) providing and implementing more sophisticated management information systems. In accordance with its strategy, the Company intends to acquire additional radiation oncology centers and to develop complementary subspecialty practices, including medical oncology, urology and pulmonology specialists. EquiMed believes that the addition of such subspecialities will enable the Company to provide for a comprehensive range of oncology services. In addition, the Company expects to continue developing its image enhancement services by expanding its cosmetic laser centers.

          EquiMed was incorporated as a Delaware corporation in October 1995 and commenced operations on February 2, 1996, upon the merger between EquiVision, Inc., a Pennsylvania corporation ("EquiVision"), and the Colkitt Oncology Group, a Delaware corporation (the "Oncology Group"), and the subsequent merger of EquiVision, as a combined entity, with and into EquiMed, which merger also effected a one-for-two reverse stock split. The Oncology Group was formed in order to facilitate the acquisition by EquiVision and the subsequent acquisition by EquiMed of the stock or assets of various corporations, partnerships and joint ventures which owned or controlled 30 radiation centers. EquiVision was incorporated in October 1991 and began operations upon the acquisition of an ophthalmology center effective January 1, 1992. EquiVision completed its initial public offering in November 1993 and has been a reporting company under the Securities Exchange Act of 1934 since that time.

          The Company's principal offices are located at 3754 LaVista Road, Tucker, Georgia 30084-5637 and its telephone number is (404) 320-6211.





            IMPORTANT FACTORS REGARDING FORWARD-LOOKING STATEMENTS

     Some of the information presented in this Prospectus constitutes forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results of the Company's physician management operations will not differ materially from its expectations. Factors which could cause actual results to differ from expectations include, among others, uncertainty of whether the Company's physician practice management activities will continue to be successful, uncertainties related to integrating operating entities following the merger of EquiVision with and into the Company, uncertainties related to future acquisitions, uncertainties related to the disposition of assets relating to the ophthalmology business, uncertainties related to the demand for the services provided for by the Company, dependence on reimbursement by third party payors related to state and federal government regulation of business, risks related to goodwill write-off, and the uncertainty of whether the combination of operating cash flows and existing liquidity sources will be sufficient to fund the Company's growth and operations. Specific reference is made to the risks and uncertainties described in "Risk Factors" herein.

                                 RISK FACTORS

     The following risk factors, in addition to the other information contained in this Prospectus and in the documents incorporated herein by reference, should be considered carefully before purchasing any of the Shares offered hereby.

     Uncertainty Related to Integrating Operating Entities. Although EquiVision had been in existence since 1991, and certain companies comprising the Oncology Group had been operating since February 1987, the Company has conducted operations as a combined entity only since February 2, 1996. In addition, the Company's management does not have extensive experience in multiple specialty physician practices, or in the operation of a company as large as the combined entity. Although the disposition of the ophthalmology-related business by the consummation of the Transaction will correspondingly reduce the risks inherent in integrating the ophthalmology-related operations formerly associated with EquiVision and the oncology-related operations formerly associated with the Oncology Group, there can be no assurance that the Transaction will be consummated. Accordingly, in the event that the Transaction is not consummated, there can be no assurance that the Company will be successful in integrating the combined operations or that the results of operations of the Company will not be adversely affected by such integration.

     Dependence on Acquisitions for Future Growth. A major element of the Company's business strategy is to continue to pursue acquisitions that either expand or complement its business in new or existing markets. Some of these acquisitions may involve practices in complementary medical specialties in which the Company is not currently engaged. There can be no assurance that the Company will be able to identify and acquire acceptable acquisition candidates on terms favorable to the Company and in a timely manner to the extent necessary to fulfill its expansion plans. A substantial portion of the Company's capital resources will be used for these acquisitions. Consequently, the Company may require additional debt or equity financing for future acquisitions, which additional financing may not be available on terms favorable to the Company, if at all. If acceptable financing is unavailable, the Company may be unable to complete its planned acquisition and to continue its expansion. The failure to complete acquisitions and continue its expansion could have a material adverse effect on the Company's financial performance. As the Company proceeds with its acquisition strategy, it will continue to encounter risks associated with the integration of acquisitions.

     Risks Related to Goodwill. At June 30, 1996, the Company's consolidated total assets were approximately $121 million, of which approximately $38 million, or approximately 31%, was goodwill. Goodwill is the excess of cost over the fair value of the net assets of businesses acquired. There can be no assurance that the value of such goodwill will ever be realized by the Company. This goodwill is being amortized on a straight-line basis over 40 years. The Company's policy is to evaluate on a quarterly basis whether events and circumstances have occurred that indicate all or a portion of the carrying amount of goodwill may no longer be recoverable, in which case an additional charge to earnings would become necessary. Any future determination requiring the write-off of a significant portion of unamortized goodwill would adversely affect the Company's results of operations.


        Uncertainty of Disposition of Assets Related to Ophthalmology
Business. Recently, the Company made a strategic decision to sell to a third party its ophthalmology-related business, which during the first six months of 1996 contributed approximately $510,000 of the Company's $3,092,000 net income. On October 7, 1996, the Company entered into an Asset Purchase Agreement with PRG, and PRG's wholly-owned subsidiary, PRG Georgia, providing for the sale by the Company and the purchase by PRG Georgia of the ophthalmology physician practice management and ambulatory surgery center business of the Company (the "Transaction"). The consideration to be provided by PRG Georgia to the Company at closing is $54,563,000 in cash plus the assumption of an estimated $14,300,000 of liabilities related to the Company's ophthalmology business. Additional contingent payments may be made to the Company based upon future ophthalmology-related acquisitions. The consummation of the Transaction is subject to receipt of certain regulatory and other approvals and other customary conditions. In addition, the parties have certain rights to terminate the Transaction under certain circumstances. Accordingly, there can be no assurance that the Transaction will be consummated. In addition, in the event the Transaction is consummated, the Company will experience a loss. See "The Company".

     Possible Negative Effects of Government Regulation. The health care industry is subject to extensive federal and state regulation. Changes in the regulations or reinterpretations of existing regulations or new legislation may significantly affect the Company. In certain states in which the Company conducts and may conduct its business, general business corporations are not permitted to practice medicine, exercise control over physicians who practice medicine or engage in certain practices such as fee-splitting with physicians. The corporate practice of medicine refers to the rendering directly, or through employment, of medical services by a business corporation. The Company believes that it is not engaged in the corporate practice of medicine. The Company enters into service agreements with professional corporations which provide for the assignment of substantially all revenues to the Company. These agreements also reserve to the physicians exclusive authority to make all decisions regarding medical care. The Company neither represents to the public that it offers medical services nor purports to control the practice of medicine. There can be no assurance, however, that regulatory authorities, courts or parties with which the Company does business will not assert that it is engaged in the corporate practice of medicine and seek relief prohibiting the Company or its affiliates from carrying on their respective businesses or voiding existing contractual relationships. As a result, the Company might be required to restructure its contracts with payors or the affiliated professional medical corporations. Any such restructuring could have a material adverse effect on the Company.

     The Company is also subject to federal legislation that prohibits activities and arrangements that provide kickbacks or other economic inducements for the referral of business under Medicare and Medicaid programs. In addition, federal legislation currently restricts the ability of physicians to refer Medicare or Medicaid patients to entities providing clinical laboratory services, if the physician has an ownership interest in, or compensation arrangement with, such entity. Effective January 1, 1995, the federal anti-referral legislation extends to entities that provide certain other "designated health services." Many states, including states in which the Company does business, have similar anti-kickback and anti-referral laws. Noncompliance with the federal anti-kickback legislation can result in exclusion from Medicare and Medicaid programs and civil and criminal penalties. With respect to the self-referral prohibition, the entity and the referring physician are prohibited from receiving Medicare or Medicaid reimbursement for services rendered and civil penalties may be assessed. Similar penalties are provided for violation of state anti-kickback and anti-referral laws. The federal government has promulgated "safe harbor" regulations that identify certain business and payment practices which are deemed not to violate the federal anti-kickback statute. Although the Company's business does not fall within these safe harbors, the Company believes that its operations comply with all state and federal anti-referral and anti-kickback laws. In addition, certain proposed health care reforms would expand existing federal anti-kickback and anti-referral laws to apply to all health care payors, not just Medicare or Medicaid. It is unclear how such proposals would affect health care provider networks or other types of managed care arrangements. There can be no assurance that the Company will be able to comply with any new laws.

     Federal and state laws regulate insurance companies, HMOs and other managed care organizations. Many states also regulate the establishment and operation of networks of health care providers. Generally, these laws do not apply to the hiring and contracting of physicians by other health care providers. There can be no assurance that regulators of the states in which the Company operates would not apply these laws to require licensure of the Company's operations as an HMO, an insurer or a provider network. The Company believes that it is in compliance with these laws in the states in which it does business, but there can be no assurance that interpretations of these laws by the regulatory authorities in these states or in the states in which the Company may expand will not require licensure or a restructuring of some or all of the Company's operations. In the event that the Company is required to become licensed under these laws, the licensure process can be lengthy and time consuming and, unless the regulatory authority permits the Company to continue to operate while the licensure process is progressing, the Company could experience a material adverse change in its business while the licensure process is pending. In addition, many of the licensing requirements mandate strict financial and other requirements which the Company may not immediately be able to meet. Further, once licensed, the Company would be subject to continuing oversight by and reporting to the respective regulatory agency.

     The Company's current plans to expand its business are dependent in part upon its ability to secure requisite licenses, permits and approvals. In some states these include certificates of need, which must be obtained before any new service or capital expenditure can be undertaken to ensure compliance with the state's projections of need for the service or expenditure. The obtaining of certificates of need can be costly and time consuming and there can be no assurance that they will be granted. There can be no assurance that such licenses, permits and approvals can be obtained by the Company from the applicable regulatory agencies for any or all of the Company's future projects. If the Company is unable to obtain such approvals, its growth could be limited and its business may be adversely affected.

     The United States Congress is considering various plans to restructure the financing and delivery of health care in the United States, including implementation of major new federal regulatory initiatives. It is impossible at this time to predict whether major reform legislation will be enacted by Congress. It is possible, however, that even if federal health care reform legislation is not enacted, one or more states will enact reforms. Depending on the nature and extent of any reforms that are eventually enacted, there may be a material adverse effect on the Company's revenues, operating margins and profitability.

     Dependence Upon Reimbursement by Third Party Payors; Cost Containment. The Company derives a substantial portion of its net revenues directly or indirectly from commercial insurance and government reimbursement or payment programs, including Medicare and Medicaid. For the year ended December 31, 1995 and the six months ended June 30, 1996, approximately 50.0% and 47.3%, respectively, of the Company's net revenues came from Medicare payments. Both governmental and nongovernmental payors have undertaken cost containment measures designed to limit payments made to health care providers such as the Company. Continued cost containment efforts by governmental and nongovernmental payors could have a material adverse effect on the Company.

     Rates paid by nongovernmental insurers, including those which provide Medicare supplemental insurance, are based on established physician, ASC and hospital charges, and are generally higher than Medicare payment rates. A change in the makeup of the Company's patient mix that results in a decrease in patients covered by private insurance could adversely affect the Company's net revenues and net income.

     The federal government has implemented, through the Medicare program, a resource-based relative value scale ("RBRVS") payment methodology for physician services. The implementation of RBRVS reduced payment rates for certain of the Company's procedures. RBRVS-type payment systems have been adopted by private-sector third-party payors and may become the predominant payment methodology. Implementation of such a program would reduce payments by private third-party payors, and would materially adversely affect the Company's operating margins to the extent that the cost of providing these procedures could not be concomitantly reduced. There can be no assurance that any or all of these reduced operating margins could be recouped by the Company through cost reductions or otherwise.

     Risks Associated with Managed Care Contracts. As an increasing percentage of the population is covered by managed care organizations, the Company believes that its success will, in part, be dependent upon its ability to negotiate contracts with HMOs, employer groups and other private third party payors pursuant to which services will be provided on a risk-sharing or capitated basis. Under some of these agreements, the health care provider may accept a predetermined amount per month per patient in exchange for providing all necessary covered services to the patients covered under the agreement. These contracts pass much of the risk of providing care from the payor to the provider. The proliferation of these contracts in markets served by the Company could result in greater predictability of revenues, but less certainty with respect to expenses. There can, however, be no assurance that the Company will be able to negotiate satisfactory arrangements on a risk-sharing or capitated basis. In addition, to the extent that patients or enrollees covered by these contracts require in the aggregate more frequent or extensive care than is anticipated, operating margins may be reduced, or the revenues derived from these contracts may be insufficient to cover the costs of the services provided. As a result the Company may incur additional costs, which would reduce or eliminate anticipated earnings under these contracts. Any such reduction or elimination of earnings could have a material adverse affect on the Company's results of operations.

     Potential Liabilities Resulting from the Merger. As a result of the Merger, the Company has assumed the liabilities of the Oncology Group as a defendant in certain lawsuits. In addition, there are a number of other potential liabilities to which the Company may be subject as a result of the Merger. Douglas R. Colkitt, M.D., who was the primary shareholder of the Oncology Group, has agreed to indemnify fully the Company against any losses incurred by the Company as a result of such potential liabilities and has pledged shares of Common Stock in connection with such indemnification. Under the terms of this indemnification agreement, Dr. Colkitt will control and assume the expenses of the litigation and the Company may not settle any claims raised in this litigation without the consent of Dr. Colkitt. This litigation alleges damages between $8 million and $30 million for claims including breach of fiduciary duty and damages in excess of $50 million for losses allegedly incurred by the claimants in certain mergers involving affiliates of the Oncology Group. There can be no assurance that the Company will not incur losses as a result of such potential liabilities or that the nature and extent of the indemnification or the value of the shares pledged will be sufficient to reimburse the Company for any such losses.

     Dependence on Qualified Health Care Professionals. The success of the Company is dependent upon its continuing ability to recruit, train and retain qualified health care professionals in new and existing markets. The Company faces competition for these personnel from other health care providers, research and academic institutions, government entities and other organizations. The availability of such personnel is limited, and the inability to recruit and maintain relationships with these individuals in certain geographic areas could have a material adverse effect on the Company's future growth and operations. There can be no assurance that the Company will be successful in hiring and retaining qualified health care professionals. The unavailability of sufficient numbers of qualified personnel could have a material adverse effect on the Company's operations. In addition, a shortage of skilled personnel or the delay resulting from a need to train personnel could have a material adverse effect on the Company's results of operations.

     Dependence on Key Individuals. The Company's success depends, to a significant extent, upon a number of key individuals. The loss of the services of one more of these individuals could have a material adverse effect on the business on the Company. The Company believes that its future success will also depend in part upon its ability to attract and retain qualified management personnel. Competition for such personnel is intense and the Company competes for qualified personnel with numerous other employers, some of whom have greater financial and other resources than the Company. There can be no assurance that the Company will be successful in attracting and retaining such personnel.

     Control by Current Stockholder and Management. Dr. Colkitt, the Company's Chairman of the Board and largest stockholder, owns or controls approximately 71.3% of the outstanding shares of Common Stock. All directors and executive officers of the Company as a group own or control approximately 74.1% of the outstanding shares of Common Stock. Accordingly, Dr. Colkitt, either alone or with the Company's officers and directors, has the ability to control the election of the Company's directors and the outcome of certain corporate actions requiring stockholder approval and to control the business of the Company. Such control could preclude any acquisition of the Company and could adversely affect the price of the Common Stock.

     Potential Conflicts of Interest from Related Party Transactions. There have been and are currently transactions and agreements between the Company and its predecessors and their respective officers, directors and affiliates, and entities controlled by such officers, directors and affiliates, which were not and may not in the future be on terms as favorable as the Company or its predecessors could have obtained from a third party. Any future transactions and agreements between the Company and such individuals and entities will be approved by a majority of the Company's independent directors. See "Certain Transactions."

     Uncertainty Relating to Integrating Management Information Systems. As a result of the combination of the Oncology Group and EquiVision businesses, the Company has been integrating two different management information systems, including systems relating to financial reporting and center operations. There can be no assurance that, in the event that the Transaction is not consummated, such integration will be accomplished in a timely manner, if at all. Delays in the integration of such systems may adversely affect the Company's operations and financial results.

     Highly Competitive Industry. The Company's businesses are highly competitive. The Company's primary competitors for acquisition of physician practices and patients are other health care providers. As a result of several market factors and of increasing regulation in the health care industry, the Company believes that others in the health care industry may adopt strategies similar to those of the Company. Many of these potential competitors have significantly greater resources than the Company. The Company's net revenues are substantially dependent upon the continued success of the radiation oncology and ophthalmology practices which it operates. These practices face competition from several sources, including sole practitioners, single and multi-specialty groups, hospitals and managed care organizations.

     Potential Claims Affecting the Company's Industry; Insurance. In recent years, physicians, hospitals and other participants in the health care industry have become subject to an increasing number of lawsuits alleging medical malpractice and related claims including those based on the withholding of approval for necessary medical services. Many of these lawsuits involve large claims and substantial defense costs. Although the Company does not engage in the practice of medicine or provision of medical services, it has been subject to malpractice claims in the past and there can be no assurance that the Company will not become involved in such litigation in the future. The professional corporations affiliated with the Company currently have medical malpractice insurance and the Company is included as a named or additional insured on such policies. Insurance coverage for medical malpractice suits which may be brought against the Company may not be available or, if available, may not be sufficient to cover the Company's expenses or losses.

     Effect of Anti-Takeover Provisions. The Articles of Incorporation and Bylaws of the Company contain several provisions authorized by the Delaware General Business Corporation Law that may be deemed "anti-takeover" in nature, which include a classified board of directors and authorization of shares of Common Stock and preferred stock which the Board may issue without further approval from stockholders, unless otherwise required by statute.

     Volatility of Stock Price. There has been a history of significant volatility in the market prices for shares of health care companies and smaller capitalization companies generally, and it is likely that the market price of the

Common Stock will be highly volatile. To date, there has been a limited trading market for the Common Stock. Prices for the Common Stock following this offering may be influenced by many factors, including announcements of legislation or regulation affecting the health care industry in general and reimbursement for health care services in particular, the depth and liquidity of the market for the Common Stock, investor perception of the Company and fluctuations in the Company's operating results and market conditions.

     Shares Eligible for Future Sale; Registration Rights. Sales of substantial amounts of Common Stock in the public market following this offering could have an adverse effect on the price of the Common Stock. The 10,000,000 shares offered hereby will be eligible for sale in the public market from the date of this Prospectus. See "Selling Stockholders." Certain stockholders of the Company have certain demand or piggyback registration rights with respect to such shares of Common Stock. Furthermore, the Company has registered on a Form S-8 the approximately 1,600,000 shares issuable pursuant to the Company's Stock Option Plan and certain non-qualified stock option grants and may register additional shares to be issued from time to time in connection with acquisitions. Future sales of such shares and such registrations could have an adverse effect on the market price of the Common Stock or could result in dilution of the interests of current stockholders.

                     SECURITIES COVERED BY THIS PROSPECTUS

     This Prospectus covers shares of Common Stock which the Company may issue from time to time in connection with its direct and indirect acquisition of securities and assets of other businesses. The Company expects that the terms upon which it may issue the shares will be determined through negotiations with the shareholders or principal owners of the businesses whose securities or assets are acquired. It is expected that the shares that are issued will be valued at prices reasonably related to market prices for the Common Stock prevailing either at the time an acquisition agreement is executed or at the time an acquisition is consummated. In addition, the Company may issue shares in satisfaction of currently outstanding or as yet unissued notes or warrants of the Company which have been or may be issued in connection with acquisitions, which notes or warrants are convertible into or exercisable for shares of Common Stock of the Company.

     With the consent of the Company, this Prospectus may also be used by persons who have received or will receive from the Company shares of Common Stock covered by this Prospectus and who may wish to sell such stock under circumstances requiring or making desirable its use. In addition, this Prospectus may be used, with the Company's consent, by pledgees, donees, or assignees of such persons. The Company's consent to any such use may be conditioned upon such persons' agreeing not to offer more than a specified number of shares following supplements or amendments to this Prospectus, which the Company may agree to use its best efforts to prepare and file at certain intervals. The Company may require that any such offering be effected in an organized manner through securities dealers.

     Sales by means of this Prospectus may be made from time to time privately at prices to be individually negotiated with the purchasers, or publicly through transactions in the over-the-counter market (which may involve block transactions), at prices reasonably related to market prices at the time of sale or at negotiated prices. Broker-dealers participating in such transactions may act as agent or as principal and, when acting as agent, may receive commissions from the purchasers as well as from the sellers (if also acting as agent for the purchasers). The Company may indemnify any broker-dealer participating in such transactions against certain liabilities, including liabilities under the Securities Act. Profits, commissions, and discounts on sales by persons who may be deemed to be underwriters within the meaning of the Securities Act may be deemed underwriting compensation under the Securities Act. Shareholders may also offer shares of stock covered by this Prospectus by means of prospectuses under other registration statements or pursuant to exemptions from the registration requirements of the Securities Act, including sales which meet the requirements of Rule 144 or Rule 145(d) under the Securities Act, and shareholders should seek the advice of their own counsel with respect to the legal requirements for such sales. This Prospectus may be supplemented or amended from time to time to reflect its use for resales by persons who have received shares of Common Stock for whom the Company has consented to the use of this Prospectus in connection with such resales.

                          PRICE RANGE OF COMMON STOCK

The Common Stock is traded on the Nasdaq National Market under the symbol "EQMD". The following table sets forth, for the periods indicated, the high and low sales prices for the Common Stock of the Company since the Merger on February 2, 1996, and for the common stock of EquiVision, the Company's predecessor, prior to the Merger which was traded under the symbol "EQVN" on the Nasdaq Smallcap Market until January 3, 1996, and thereafter on the Nasdaq National Market until the Merger.

                                                                High     Low
                                                                ----     ---
1994
----
First Quarter................................................   $ 9.50   $ 6.25
Second Quarter...............................................    10.00     5.75
Third Quarter ...............................................    11.00     9.00
Fourth Quarter...............................................    11.00     8.75

1995
----

First Quarter................................................   $10.25    $7.00
Second Quarter...............................................    10.25     7.00
Third Quarter................................................    16.50    10.00
Fourth Quarter...............................................    14.75     9.50

1996
----

First Quarter................................................   $16.50   $12.00
Second Quarter ..............................................    13.25     6.75
Third Quarter................................................     8.88     6.75
Fourth Quarter (through October 14, 1996)....................     8.50     6.88

     On October 14, 1996, the closing sale price of the Common Stock on Nasdaq was $7.63 per share. On October 14, 1996, there were approximately 94 shareholders of record of Common Stock and, based on security position listings, the Company believes there were in excess of 2,200 beneficial holders of Common Stock.

                                DIVIDEND POLICY

     EquiMed has not paid cash dividends since its inception. It is anticipated that EquiMed will retain all earnings for use in the expansion of the business and therefore does not anticipate paying any cash dividends in the foreseeable future. Any future payment of dividends will be at the discretion of the EquiMed Board of Directors and will depend upon, among other things, earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends and other relevant factors.

                         DESCRIPTION OF CAPITAL STOCK

Common Stock

     The Company is authorized to issue 100,000,000 shares of Common Stock. Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted in the election of Directors can elect all of the Directors. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors of the Company out of funds legally available therefor. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company after payment of all debts and liabilities. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights.

     The outstanding shares of Common Stock are, and the shares of Common Stock offered by the Company in this offering, when issued and paid for, will be, fully paid and nonassessable. As of October 14, 1996, there were 28,591,474 shares of Common Stock outstanding.

Preferred Stock

     The Board of Directors is authorized, without further action by stockholders, to issue from time to time up to 1,000,000 shares of Preferred Stock in one or more series, and to fix the designations, preferences, powers, and relative, participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting, rights and terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the Common Stock. The Board of Directors, without stockholder approval, can from time to time issue Preferred Stock with voting, conversion and other rights which could adversely affect the voting power and other rights of the holders of Common Stock. Preferred Stock could thus be issued quickly with terms calculated to delay or prevent a change in control of the Company without any further actions by the stockholders. Under certain circumstances this could have the effect of decreasing the market price of the Common Stock. No shares of Preferred Stock have been issued and the Company has no present plan to issue any such shares, nor is management aware of any threatened transaction to obtain control of the Company.

"Anti-Takeover" Provisions

     Although the Board of Directors is not presently aware of any takeover attempts, the Articles of Incorporation and Bylaws of the Company contain provisions which may be deemed to be "anti-takeover" in nature in that such provisions may deter, discourage or make more difficult the assumption of control of the Company by another corporation or person through a tender offer, merger, proxy contest or similar transaction or series of transactions. These provisions were adopted unanimously by the Board of Directors and approved by the stockholders.

     Authorized but Unissued Shares. One of these provisions is the authorization of 100,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock. These shares of Common Stock were authorized for the purpose of providing the Board of Directors of the Company with as much flexibility as possible to issue additional shares for proper corporate purposes including equity financing, acquisitions, stock dividends, stock splits, employee incentive plans, and other similar purposes which would include public offerings or private placements. The Company has no agreements, commitments, or plans at this time for the sale or use of the additional shares of Common Stock or Preferred Stock. The issuance of shares of Preferred Stock may have an adverse effect on the Company's stockholders. See "Preferred Stock." Stockholders of the Company do not have preemptive rights with respect to the purchase of these shares. Therefore, such issuance could result in a dilution of voting rights and book value per share as to Common Stock of the Company.

     The Company's Articles of Incorporation and Bylaws also contain provisions providing for the limitation of liability of directors and for the indemnification of directors and officers to the full extent permitted under the Delaware General Corporation Law.

     Delaware Law Provisions. The Company is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law. In general,
Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" with a Delaware corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares owned by persons who are both officers and directors of the corporation, and held by certain employee stock ownership plans); or
(iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

     General Effect of Anti-Takeover Provisions. The overall effect of these provisions may be to deter a future tender offer or other takeover attempt that some stockholders might view to be in their best interests as the offer might include a premium over the market price of the Company's Common Stock at that time. In addition, these provisions may have the effect of assisting the Company's current management in retaining its position and place it in a better position to resist changes which some stockholders may want to make if dissatisfied with the conduct of the Company's business.


                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Ballard Spahr Andrews & Ingersoll, Philadelphia, Pennsylvania.


                                    EXPERTS

     The financial statements incorporated into this Prospectus by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports also thereon incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance on such reports given on the authority of such firm as experts in accounting and auditing.

================================================================================

     No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in or incorporated by reference in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, the Selling Stockholder or any underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such an offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.

                               TABLE OF CONTENTS

                                                                         Page
                                                                         ----
Available Information......................................................2
Incorporation of Certain Documents by Reference............................2
Summary....................................................................3
The Company................................................................3
Important Factors Regarding Forward-
  Looking Statements.......................................................4
Risk Factors...............................................................5
Securities Covered by this Prospectus......................................9
Price Range of Common Stock...............................................10
Dividend Policy...........................................................10
Description of Capital Stock..............................................11
Legal Matters.............................................................12
Experts...................................................................12

================================================================================


================================================================================



                                 EQUIMED, INC.

                               10,000,000 Shares

                                 Common Stock




                              P R O S P E C T U S


                              -------------------




                              October __, 1996


================================================================================

                                    PART II

     Item 20. Indemnification of Directors and Officers.

             The Bylaws of the Registrant provide for indemnification of directors and officers of the Registrant in accordance with the indemnification provisions of the Delaware General Corporation Law (the "DGCL"). The DGCL permits indemnification of Directors and employees of a corporation under certain conditions and subject to certain limitations.

             The Registrant's Articles of Incorporation provide that, subject to certain limitations, no Director shall be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty by such Director as a Director.

     Item 21. Exhibits and Financial Statement Schedules.

     (a)  Exhibits

Exhibit
Number     Description
-------    -----------

2.1                 Agreement and Plan of Merger by and among Douglas R.
                    Colkitt, Colkitt Oncology Group, Inc., EquiVision, Inc. and the Company, as amended*

3.1                 Certificate of Incorporation of the Company*

3.2                 By-laws of the Company*

4.1 Form of certificate evidencing Common Stock, par value $.0001 per share, of the Company*

5.1                 Opinion of Ballard Spahr Andrews & Ingersoll***

10.1 Asset Purchase Agreement with Eye Surgery Center of Louisiana dated September 1, 1992, as amended**

10.2 Services Agreement with Eye Surgery Center of Louisiana dated September 1, 1992**

10.3                Ambulatory Surgery Center Development Agreement dated
                    September 1, 1992**

10.4                Non-Competition Agreement between the Company and Stephen F.
                    Brint, M.D. dated September 1, 1992**

10.5                Employment Agreement with Stephen F. Brint, M.D. dated
                    September 1, 1992**

10.6 Equipment Lease between the Company and Stephen F. Brint, M.D. dated September 1, 1992**

10.7 Equipment Lease between the Company and Eye Surgery Center of Louisiana dated September 1, 1992**

10.8                Form of EquiVision, Inc. Services Agreement, as amended*

10.9                Form of EquiVision, Inc. Physician Employment Agreement**

10.10               Form of Option to Purchase Stock of Professional
                    Corporation, as amended*

10.11               Employment Agreement between EquiVision, Inc. and Larry W.
                    Pearson dated January 1, 1996*

10.12 Employment Agreement between EquiVision, Inc. and R. Lee Robinson dated December 22, 1995*

10.13               Employment Agreement between EquiVision, Inc. and William E.
                    Pritts II dated November 15, 1995*

10.14               Stock Option Agreement between EquiVision, Inc. and Douglas
                    R. Colkitt, M.D. dated July 1, 1993**

10.15 Master Equipment Lease dated February 19, 1993 between D&T Leasing Limited Partnership and EquiVision, Inc.**

10.16 Johnson & Johnson Finance Corporation Promissory Note and Loan and Security Agreement dated July 24, 1992**

10.18 Credit Agreement dated as of February 24, 1995 by and among EquiVision, Inc., the lenders referred to therein, and First Union National Bank of North Carolina, as Agent**

PAGE>

10.19 Common Stock Purchase Warrant dated February 24, 1995 issued to First Union National Bank of North Carolina**

10.20 Form of Billing Services Agreement with National Medical Financial Services Corporation*

10.21               Form of Cancer Treatment Center Management Services
                    Agreement*

10.22               Form of Practice Management Services Agreement (Type I)*

10.23               Form of Practice Management Services Agreement (Type II)*

10.25               Form of Stock Option Agreement*

10.26               Form of Master Assignment of the Stock Option Agreements*

10.27               Form of Stock Pledge Agreement between Colkitt and the
                    Company*

11.1                Statement re: computation of net earnings per share

23.1                Consent of Ernst & Young LLP***

23.2                Consent of Ballard Spahr Andrews & Ingersoll***


--------------------------------

* Incorporated by reference to the Company's Registration Statement on Form SB-2 (No. 33-98058).

** Incorporated by reference to the Company's Registration Statement on Form SB-2 (No. 33-66510-A).

***  Filed previously.

     Item 22.  Undertakings.

The undersigned registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

                 (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rate 424(b) if, in the aggregate, the changes in volume and price represent to more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

           Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against pubic policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tucker, State of Georgia, on October 14, 1996.

                                           EQUIMED, INC.


                                           By: /s/ Larry W. Pearson
                                              -----------------------------
                                             Larry W. Pearson, President
                                             and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on October 14, 1996.


/s/ Larry W. Pearson                 President, Chief
-----------------------------------  Executive Officer and Director
     Larry W. Pearson                (Principal Executive Officer)


/s/ William E. Pritts II             Chief Financial Officer
-----------------------------------  (Principal Financial Officer)
     William E. Pritts II


/s/ Douglas R. Colkitt               Chairman
-----------------------------------
     Douglas R. Colkitt


/s/ Jerome D. Derdel                  Director
-----------------------------------
     Jerome D. Derdel


/s/ Brian C. Smith                    Director
-----------------------------------
     Brian C. Smith


/s/ Stephen F. Brint                  Director
-----------------------------------
     Stephen F. Brint

                                 EXHIBIT INDEX


Exhibit
Number            Description
------            -----------
2.1               Agreement and Plan of Merger by and
                  among Douglas R. Colkitt, Colkitt
                  Oncology Group, Inc., EquiVision, Inc.
                  and the Company, as amended*

3.1               Certificate of Incorporation of the
                  Company*

3.2               By-laws of the Company*

4.1               Form of certificate evidencing Common
                  Stock, par value $.0001 per share, of the Company*

5.1               Opinion of Ballard Spahr Andrews &
                  Ingersoll***

10.1              Asset Purchase Agreement with Eye
                  Surgery Center of Louisiana dated
                  September 1, 1992, as amended**

10.2              Services Agreement with Eye Surgery
                  Center of Louisiana dated September 1,
                  1992**

10.3              Ambulatory Surgery Center Development
                  Agreement dated September 1, 1992**

10.4              Non-Competition Agreement between the
                  Company and Stephen F. Brint, M.D.
                  dated September 1, 1992**

10.5              Employment Agreement with Stephen F.
                  Brint, M.D. dated September 1, 1992**

10.6              Equipment Lease between the Company
                  and Stephen F. Brint, M.D. dated
                  September 1, 1992**

10.7              Equipment Lease between the Company
                  and Eye Surgery Center of Louisiana
                  dated September 1, 1992**

10.8              Form of EquiVision, Inc. Services
                  Agreement, as amended*

10.9              Form of EquiVision, Inc. Physician
                  Employment Agreement**


10.10             Form of Option to Purchase Stock of
                  Professional Corporation, as amended*

10.11             Employment Agreement between
                  EquiVision, Inc. and Larry W. Pearson
                  dated January 1, 1996*

10.12             Employment Agreement between
                  EquiVision, Inc. and R. Lee Robinson
                  dated December 22, 1995*

10.13             Employment Agreement between
                  EquiVision, Inc. and William E. Pritts II dated November 15, 1995*

10.14             Stock Option Agreement between
                  EquiVision, Inc. and Douglas R. Colkitt,
                  M.D. dated July 1, 1993**

10.15             Master Equipment Lease dated February
                  19, 1993 between D&T Leasing Limited
                  Partnership and EquiVision, Inc.**

10.16             Johnson & Johnson Finance Corporation
                  Promissory Note and Loan and Security
                  Agreement dated July 24, 1992**

10.18             Credit Agreement dated as of February 24,
                  1995 by and among EquiVision, Inc., the
                  lenders referred to therein, and First Union
                  National Bank of North Carolina, as Agent**

10.19             Common Stock Purchase Warrant dated
                  February 24, 1995 issued to First Union
                  National Bank of North Carolina**

10.20             Form of Billing Services Agreement with
                  National Medical Financial Services
                  Corporation*

10.21             Form of Cancer Treatment Center
                  Management Services Agreement*

10.22             Form of Practice Management Services
                  Agreement (Type I)*

10.23             Form of Practice Management Services
                  Agreement (Type II)*

10.25             Form of Stock Option Agreement*

10.26             Form of Master Assignment of the Stock
                  Option Agreements*



10.27             Form of Stock Pledge Agreement
                  between Colkitt and the Company*

11.1              Statement re: computation of net
                  earnings per share

23.1              Consent of Ernst & Young LLP***

23.2              Consent of Ballard Spahr Andrews &
                  Ingersoll***

---------------------------------

* Incorporated by reference to the Company's Registration Statement on Form SB-2 (No. 33- 98058).

** Incorporated by reference to the Company's Registration Statement on Form SB-2 (No. 33-66510- A).

***  Filed previously.


                                     II-8